Exhibit 5.5

Davis Wright Tremaine LLP

May 17, 2011

Dycom Investments, Inc.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, FL 33408

Re:  Locating, Inc.

Ladies and Gentlemen:

We have acted as local Washington State counsel to Locating, Inc., a Washington corporation (“Locating”), a subsidiary of Dycom Investments, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Guarantees”) by Dycom Industries, Inc., a Florida corporation (the “Parent”), and each of the other entities listed on Schedule A hereto, including Locating (collectively, the “Subsidiary Guarantors,” and, together with the Parent, the “Guarantors”).  Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $187,500,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 7.125% Senior Subordinated Notes due 2021 issued on January 21, 2011 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors.  The Exchange Notes and the Exchange Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of January 21, 2011, (the “Indenture”), among the Parent, the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion letter is provided to you at the request of Locating.  Capitalized terms used and not otherwise defined in this opinion letter have the meanings defined in the Exchange Notes.

Dycom Investments, Inc.
May 17, 2011

The law covered by the opinions expressed herein is limited to the laws of the State of Washington.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-1           The Indenture;

A-2           The form of Notation of Exchange Guarantee;

A-3           Secretary’s Certificate of Richard Vilsoet, dated January 21, 2011, and Supplemental Secretary’s Certificate of Richard Vilsoet of even date herewith;

A-4           Certificate of Existence/Authorization of Locating as issued by the Secretary of State of Washington on May 12. 2011 (the “Washington Certificate”); and

A-5           Resolutions of the Board of Directors of Locating by Unanimous Written Consent in Lieu of a Meeting dated January 5, 2011, January 11, 2011 and March 24, 2011.

The documents identified in A-1 and A-2 are referred to herein as the “Opinion Documents.”

B.	Assumptions

In our review of the Opinion Documents, we have assumed

B-1           The genuineness of all signatures;

B-2           The authenticity of the originals of the documents submitted to us;

B-3           The conformity to authentic originals of any documents submitted to us as copies;

B-4           As to matters of fact, the truthfulness of the representations made in the Registration Statement and the included Prospectus, the Indenture, and in certificates of public officials and officers of Dycom Investments, Inc. and Locating;

B-5           In giving our opinion in C-1, we are relying exclusively on the Washington Certificate.

Dycom Investments, Inc.
May 17, 2011

C.	Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1           Locating is a corporation validly existing under Washington law.

C-2           Locating has authorized, by all necessary corporate action on the part of Locating, the execution and delivery of, and the performance of the transactions contemplated by, the Opinion Documents and the Exchange Guarantee, and Locating has duly executed and delivered the Indenture.

D.	Exclusions

We express no opinion as to the following:

D-1           The accuracy, correctness or completeness of any statement in the Registration Statement.

This opinion letter is delivered only as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.  Subject to the foregoing, this opinion letter is rendered only to you and may be relied upon by Shearman & Sterling LLP as your legal counsel, and is solely for your benefit and for reliance of Shearman & Sterling LLP in connection with the Exchange Offer.  This opinion letter may not be used or relied on for any other purpose or by any other person without our prior written consent.

Very truly yours, /s/ Davis Wright Tremaine LLP Davis Wright Tremaine LLP